FEE WAIVER AGREEMENT

FOR CLASS S SHARES

James Alpha Cayman Commodity Fund I Ltd.

James Alpha Event Driven Cayman Fund Ltd.

James Alpha Total Hedge Cayman Fund Ltd.

James Alpha Relative Value Cayman Fund Ltd.

James Alpha Family Office Cayman Fund Ltd.

THIS FEE WAIVER AGREEMENT FOR CLASS S SHARES (the “Agreement”) is effective as of the 29th day of May 2017, by and between James Alpha Advisors, LLC (the “Manager”) and each of James Alpha Cayman Commodity Fund I Ltd., James Alpha Event Driven Cayman Fund Ltd., James Alpha Total Hedge Cayman Fund Ltd., James Alpha Relative Value Cayman Fund Ltd., and the James Alpha Family Office Cayman Fund Ltd. (each, a “Fund” and collectively, the “Funds”).

WITNESSETH:

WHEREAS, the Manager renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between each Fund and the Manager (each, an “Investment Advisory Agreement” and collectively, the “Investment Advisory Agreements”); and

WHEREAS, the Manager desires to waive all of the advisory fee it would otherwise receive from each Fund on assets in Class S pursuant to the Investment Advisory Agreement pursuant to the terms and provisions of this Agreement, and each Fund desires to allow the Manager to implement such waiver;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  FEE WAIVER. The Manager hereby agrees to waive the advisory fee payable to the Manager by each Fund on assets in Class S of the Fund.

2.                  TERM. This Agreement shall become effective with respect to each Fund as of the date first above written and shall continue for an initial term through December 31, 2018. Section I of this Agreement shall renew automatically for additional one (1) year periods unless terminated in accordance with Section 3.

3.       TERMINATION. This Agreement, as it relates to each Fund, may be terminated at any time, and without payment of any penalty, by the Fund, upon sixty (60) days’ written notice to the Manager. This Agreement may not be terminated during its term by the Manager without the consent of the sole shareholder of the Fund. This Agreement may be terminated by the Manager as of the last day of the initial term or any renewal term by notifying the Trust no later than thirty (30) days prior to the end of the initial term or renewal term, as applicable. This Agreement will automatically terminate immediately upon the termination of the Investment Management Agreement.

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4.                  ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.                  SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.                  GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

JAMES ALPHA CAYMAN COMMODITY FUND I LTD.	JAMES ALPHA ADVISORS, LLC
By: /s/ Bruce E. Ventimiglia	By: James S. Vitalie
Name: Bruce E. Ventimiglia	Name: James S. Vitalie
Title: Director	Title: Chief Executive Officer
JAMES EVENT DRIVEN CAYMAN FUND LTD.
By: /s/ Bruce E. Ventimiglia
Name: Bruce E. Ventimiglia
Title: Director
James Alpha Total Hedge Cayman Fund Ltd.
By: /s/ Bruce E. Ventimiglia
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Name: Bruce E. Ventimiglia
Title: Director

James Alpha RELATIVE VALUE Cayman Fund Ltd.
By: /s/ Bruce E. Ventimiglia
Name: Bruce E. Ventimiglia
Title: Director

James Alpha family office Cayman Fund Ltd.
By: /s/ Bruce E. Ventimiglia
Name: Bruce E. Ventimiglia
Title: Director